Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-156561, 333-155594, 333-155586, 333-151321, 333-151319, 333-142820, 333-138774, 333-131347, 333-113508, 333-102307, 333-90932, 333-92609, 333-85631, 333-76709, 333-70217 and 333-57853), and on Form S-8 (File No. 333-150958) of Lexington Realty Trust of our report dated March 1, 2009, except as to the going concern modification as discussed in Note 16 which is as of August 26, 2009, relating to the consolidated financial statements of Lex-Win Concord LLC, which appears in the Current Report on Form 8-K of Lexington Realty Trust dated September 1, 2009.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

September 1, 2009